Exhibit 10.1

December 10, 2009

Mr. Paul Burrin

VIA ELECTRONIC MAIL

Dear Paul:

We are pleased to offer you the following position with Accelrys, Inc. (the “Company”). It is our hope that you will become a part of our exciting and innovative organization. The following will confirm the terms of our offer of employment to you:

Position/Location: You will assume the position of Accelrys’ Senior Vice President and Chief Marketing Officer reporting directly to Max Carnecchia, President and Chief Executive Officer effective on December 14, 2009. This position is based in our San Diego headquarters and acceptance of this offer requires your relocation to the San Diego area within 18 months of commencement of employment. In the time period prior to your relocation to San Diego, you will commute to our headquarters with regularity and all expenses associated with such travel will be expensed in accordance with our standard business travel policy.

Compensation: Your compensation in the above position will include an annual base salary of $285,000.00, less applicable withholdings, paid during the Company’s regular twice monthly payroll periods. In addition, you will be eligible to participate in our Management Incentive Plan (the “Plan”) designed to allow you to earn initially up to an additional 50% of your annual base salary in incentive compensation upon achievement of corporate performance objectives as determined by the Board. For fiscal year 2010, your bonus will be pro-rated for the number of months during the fiscal year during which you are employed by the Company. The Company guarantees and agrees that your total aggregate bonus earnings during the first twelve months of your employment shall be a minimum of $35,625 (provided that you remain employed during the entirety of these twelve months).

Benefits: As the Chief Marketing Officer of the Company, you will be eligible to participate in our comprehensive employee benefits package, including health, disability and life insurance; participation in our 401(k) retirement savings plan; and vacation benefits. You will also be eligible for any other benefits provided to our senior executives including enhanced life, long term care and long term disability insurance benefits.

Equity Grant: We are recommending to the Human Resources Committee of the Board of Directors (“Committee”) that you receive a non-qualified option to purchase 100,000 shares of common stock and 50,000 restricted stock units pursuant to the Company’s 2004 stock incentive plan, which includes “change of control” termination provisions for accelerated equity vesting. The stock option will be priced as of the date of your commencement of employment (the “Vesting Commencement Date”) and shall vest as follows: 1/4 of the stock underlying the option shall vest on the one year anniversary of the Vesting Commencement Date and 1/48 of the stock underlying the option shall vest monthly thereafter so that the option shall be fully vested four years from the Vesting Commencement Date. The restricted stock units will be issued as of the Vesting Commencement Date and shall vest as follows: 1/3 of the stock underlying the restricted stock unit agreement shall vest on the one year anniversary of the Vesting Commencement Date; another 1/3 of the stock underlying the restricted stock unit agreement shall vest on the second anniversary of the Vesting Commencement Date and the final 1/3 shall vest upon the third anniversary of the Vesting Commencement Date so that the restricted stock units shall become fully vested three years from the Vesting Commencement Date. Accelrys reviews all executives at the close of each fiscal year for consideration of an annual performance-based equity grant. You will be eligible for review under this program with any recommendation made subject to the approval of the Human Resources Committee of the Board of Directors.

Relocation: Accelrys Inc. will agree to pay or reimburse for reasonable and customary expenses associated with your relocation to the San Diego area. As was discussed your move must be completed within 18 months of your commencement of employment with us. Relocation expenses other than those associated with your flights for house-hunting and relocation travel must be approved in advance. Total expenses are capped at an aggregate amount of $145,000, and can include the following items:

•	The packing and moving of your household goods.

•	Travel costs associated with a house-hunting trip for you and your spouse

•	Travel costs associated with your personal move to San Diego

•	Closing costs associated with the sale of your current residence in San Carlos within 18 months of your commencement of employment with us

•	Closing costs associated with the purchase of a home in San Diego within 18 months of your commencement of employment with us

•	One-time, non-reoccurring costs associated with a long-term rental

In addition, upon successful completion of your relocation to San Diego, as defined by the purchase or rental of a residence in San Diego and the move of your primary residence within 18 months of your commencement of employment with us, you will be eligible to receive a special one-time bonus of $25,000 (provided that you are then employed in good standing with the company).

Please note that should you voluntarily terminate your employment with the company not for Good Reason prior to 18 months from the date of your receipt of final payment of relocation related expenses (including the one time bonus of $25,000), you must repay to the company all monies paid to you or on your behalf in conjunction with your relocation as described in this Relocation section.

Confidentiality: As with all our employees, you will be required to execute and be bound by the Company’s Invention and Non-Disclosure Agreement which you will find enclosed for your review and execution prior to your commencement of employment with the Company.

Employment Terms: Your employment with the Company is “at-will” and may be terminated by either you or the Company at any time for any reason or for no reason.

In the event that your employment is involuntarily terminated by the Company for any reason (including reasons related to a Change of Control [as defined below]) but without Cause (as defined below) you will be given the opportunity to receive:

1. an amount equaling one twelfth (1/12) of your annual base salary in effect as of the effective date of termination for a period of twelve (12) months after the effective date of termination;

2. reimbursement of the cost of your COBRA medical insurance benefits, at the same level as received immediately prior to termination for a period of twelve (12) months after termination, and

3. pro-rata lump sum amount, prorated for the number of full months during the applicable fiscal year during which you had been employed by the Company prior to termination, of the bonus that would have been payable to you had you remained employed throughout the year. Such bonus will be based upon the percentage achievement against objectives as determined by the Company’s board of directors at the conclusion of the applicable fiscal year to have been earned pursuant to the terms of the Company’s management incentive plan.

Notwithstanding the foregoing, if you have not relocated to the San Diego area and established your principal residence here as set forth above at the time of your termination, the base salary and COBRA amounts set forth above shall be reduced to six months base salary and insurance reimbursement, respectively. The Company’s obligation to make any severance payments hereunder are conditioned upon your entering into, within thirty (30) days of being given the opportunity to do, so an separation agreement releasing the Company from all claims and liability relating to your employment and the termination thereof and an agreement not to compete with the Company while receiving severance payments. For the avoidance of doubt, if you voluntarily terminate your employment for any reason other than Good Reason as defined in this Agreement you shall not be entitled to any severance.

“Cause” shall be determined by the Company’s Human Resources Committee at its reasonable discretion and includes (1) the material failure to faithfully and professionally carry out your duties which could result in material damage to the Company; (2) dishonesty (which shall include without limitation any unauthorized use or misappropriation of the Company’s assets), or other willful misconduct, if such dishonesty or other willful misconduct materially injures the business of the Company (3) conviction of a felony or any other crime involving moral turpitude, whether or not relating to employment; (4) insobriety or use of drugs, chemicals or controlled substances which affects your job performance; (5) failure to comply with lawful, written direction of the Company or the Board of Directors; (6) any wanton or willful dereliction of duties that damages the Company; or (7) the failure to relocate your principal residence to the San Diego area within 18 months of commencement of employment. You will be given a 10-day notice that specifies the ground(s) for the Cause termination and an opportunity to cure the grounds for termination. No cure period need be given for grounds which have reoccurred or which, in the Company’s opinion are not curable. If the Company deems the ground(s) for termination not curable, it shall so notify you in the Notice.

For purposes of determining cash severance following termination as set forth above, “Change of Control” of the Company shall mean the occurrence of any fifty percent (50%) or more change in the beneficial ownership of the Company’s then outstanding securities entitled to vote generally in the election of directors which results in an involuntary termination event within a window of two months prior to the change of control or eighteen months after the change of control event.

Good Reason Termination: You may terminate your employment with Good Reason and receive the severance payments referenced above as if you were terminated without Cause upon the provision of advance written notice to the Company, no later than thirty (30) days after the initial occurrence of the events or conditions as set forth below. Such notice shall specify in reasonable detail the events or conditions upon which you base such termination. The Company will be given the opportunity, but shall have no obligation, to “cure” such events or conditions within thirty (30) days after the provision of such notice. Good Reason means exclusively one or more of the following circumstances:

(1) the Company requires that you permanently relocate the location at which you provide services for the Company to a location other than Bay Area or the San Diego area;

(2) there is a material breach of the Company’s material obligations under this Agreement or

(3) there a reduction in your base salary of more than 10% (other than that reduction generally applicable to other senior executives of the Company).

Acceptance and Proposed Start Date: We would appreciate your acceptance of our offer by execution of this offer and our standard confidentiality/invention assignment agreements no later than December 14, 2009, with an agreed start date expected to be December 14, 2009. The signature below on behalf of the Company constitutes the Company’s agreement to the terms herein.

This offer is subject to your appointment your submission of an I-9 form, to satisfactory completion of Accelrys’ reference and background checks and satisfactory documentation with respect to your identification, and right to work in the United States.

We look forward to your joining the Accelrys team and your involvement in what we are confident represents an exciting and professionally rewarding venture.

Accelrys, Inc.

By:	/s/ Max Carnecchia
Max Carnecchia
President and Chief Executive Officer

Accepted as of the date shown below:

/s/ Paul Burrin
Paul Burrin

Dated: December 14, 2009